                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 4                                                    Washington, D. C. 20549

                                              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(   ) Check here if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b).
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|                                                     |                                       |                                    |
|1 Name and Address of Reporting Person *             |2 Issuer Name and Ticker/Trading Symbol|6 Relationship of Reporting         |
|                                                     |                                       | Person(s) to Issuer                |
|  Hertz     Barry                                    |Track Data Corporation TRAC            |       (Check All Applicable)       |
|                                                     |---------------------------------------| ( X ) Director      ( X ) 10% Owner|
| (Last)               (First)                (Middle)|3 IRS or Social  |4 Statement for      | ( X ) Officer       (   ) Other    |
|                                                     | Security Number | Month/Year          | (Give Title below)  (Specify below)|
|  95 Rockwell Place                                  | of Reporting    |                     |                                    |
|                    (Street 1)                       | Person          |          Feb. 2001  | Chairman                           |
|                                                     |   (Voluntary)   |---------------------|------------------------------------|
|                                                     |                 |5 If Amendment,      |7 Individual or Joint/Group Filing  |
|                    (Street 2)                       |                 | Date of Original    |       (Check Applicable)           |
|                                                     |                 |     (Month/Year)    | Form filed by:                     |
|  Brooklyn     NY  11217                             |                 |                     |  (X) One Reporting Person          |
| (City)                              (State)   (Zip) |                 |                     |  ( ) More Than One Reporting Person|
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                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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|1 Title of Security         |2 Trans-   |3 Trans-  |4 Securities Acquired     |5 Amount of   |6 Ownership|7 Nature of Indirect    |
|  (Instruction 3)           | action    | action   | (A) or Disposed of (D)   | Securities   | Form:     | Beneficial Ownership   |
|                            | Date      | Code     | (Instructions 3, 4, 5)   | Beneficially | Direct(D) |    (Instruction 4)     |
|                            | (Month/   | (Instr 8)|------------------------- | Owned at     |    or     |                        |
|                            |  Day)     |----------|  Amount   |(A)| Price    | End of Month |Indirect(I)|                        |
|                            |  Year)    | Code | V |           |(D)|          |(Instrs 3, 4) | (Instr 4) |                        |
|----------------------------|-----------|------|---|-----------|---|----------|--------------|-----------|------------------------|
|  Common Stock              | 2/1-14/01 |  J   |   |    88,500 |  D|$.77- .97 |              |     D     |                        |
|----------------------------|-----------|------|---|-----------|---|----------|--------------|-----------|------------------------|
|  Common Stock              |  2/26/01  |  G   |   |   246,000 |  D|$.81      |   25,205,532 |     D     |                        |
|----------------------------------------------------------------------------------------------------------------------------------|
|   Common Stock             |  2/26/01  |  G   |   |   246,000 |  A|$.81      |    2,138,400 |     I     |Owned in Trusts estab-  |
|                            |           |      |   |           |   |          |              |           |lished in the name of   |
|                            |           |      |   |           |   |          |              |           |Mr. Hertz's children    |
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|   Common Stock             |           |      |   |           |   |          |       94,948 |     I     |Owned in Family LLC mana|
|                            |           |      |   |           |   |          |              |           |ged by Mr Hertz who owns|
|                            |           |      |   |           |   |          |              |           | 8.33%.                 |
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|   -                        |           |      |   |           |   |          |              |           |Mr. Hertz disclaims     |
|                            |           |      |   |           |   |          |              |           |beneficial ownership in |
|                            |           |      |   |           |   |          |              |           |shares of LLC not       |
|                            |           |      |   |           |   |          |              |           |owned by him.           |
---------------------------- ------------------------------------------------------------------------------------------------------|
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 1474 (7-96)

                                                             FORM 4 (Continued)
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                            Table II  -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (Puts, Calls, Warrants, Options, Convertible Securities)
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|            |        |        |        |                |                 |                   |       |        |        |         |
|1 Title of  |2 Con-  |3 Trans-|4 Trans-|5 Number of     |6 Date           |7 Title and Amount |8 Price|9 Number|10 Own- |11 Nature|
| Derivative | ver-   | action | action | Derivative     | Exercisable and | of Underlying     | of    |of Deri-|ership: | of      |
| Security   | sion   | Date   | Code   | Securities     | Expiration Date | Securities        | Deri- |vative  |Direct  |Indirect |
| (Instr 3)  | or     | (Month/| (Instr | Acquired (A) or| (Month/Day/Year)|(Instructions 3,4) | vative|Secur-  |(D) or  |Ownership|
|            | Exer-  | Day/   |   8)   | Disposed of (D)|-----------------|------------------ | Sec-  |ties    |Indi-   |(Instr 4)|
|            | cise   | Year)  |        |(Instrs 3, 4, 5)| Date   | Expir- |         |Amount   | urity |Owned at|rect(I) |         |
|            | Price  |        |--------|----------------| Exer-  | ation  |  Title  |or Num-  |(Instr |End of  |(Instr  |         |
|            |        |        |Code| V |  (A)    | (D)  | cisable| Date   |         |ber of   |   5)  |Month   |   4)   |         |
|            |        |        |    |   |         |      |        |        |         |Shares   |       |(Instr4)|        |         |
|------------|--------|--------|----|---|---------|------|--------|--------|---------|---------|-------|--------|--------|---------|
|Stock       |  $1.50 | 2/14/01| A  |   |1,000,000|      |  *     | 2/13/06|Common   |1,000,000| 1.50  |1,710,000|   D   |         |
|Options     |        |        |    |   |         |      |        |        |Stock    |         |       |        |        |         |
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Explanation of Responses:


       J - Sold by broker dealer to meet margin debt requirements
       * - 1/3 on each of the first three anniversary dates.

                                                                  Barry Hertz                     03/09/01
                                                    _____________________________________        __________
                                                      **  Signature of Reporting Person             Date

**  Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  Transmit one copy of this Form to EDGAR, using a typed signature.
       If space is insufficient, see Instruction 6 for procedure.                                                    SEC 1474 (7-96)